Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-4 of Stage Stores Inc. of our report dated March 12, 1997 appearing on page F-1 of Stage Stores Inc. Annual Report on Form 10-K/A for the year ended February 1, 1997. We also consent to the reference to us under the heading "Experts" in such Prospectus.

Price Waterhouse LLP
Houston, Texas
May 27, 1997